Exhibit 99.1

NEWS Contact: John Dalhoff Director, Investor Relations investor@quakerhoughton.com T. 1.610.684.7822
For Release: Immediate
QUAKER HOUGHTON ANNOUNCES SECOND QUARTER 2026 RESULTS
•Q2’26 net sales of $532.6 million, an increase of 10% Y/Y
•Q2’26 net income of $26.8 million and earnings per diluted share of $1.55
•Sales volumes increased 7% Y/Y primarily driven by new business wins across all segments
•Q2’26 non-GAAP net income of $37.9 million and non-GAAP earnings per diluted share of $2.19, a 28% increase Y/Y
•Delivered Q2’26 adjusted EBITDA of $85.2 million, a 13% increase Y/Y
•Increased quarterly dividend by approximately 4.3% and repurchased $24.2 million of shares in Q2’26; announced new $250 million stock repurchase program

July 30, 2026
CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, announced its second quarter 2026 results today.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except per share data)	2026	2025	2026	2025
Net sales	$532,550	$483,400	$1,013,029	$926,314
Net income (loss) attributable to Quaker Chemical Corporation	26,835	(66,580)	46,504	(53,658)
Net income (loss) attributable to Quaker Chemical Corporation common shareholders – diluted	1.55	(3.78)	2.68	(3.04)
Non-GAAP net income *	37,903	30,000	66,277	58,029
Non-GAAP earnings per diluted share *	2.19	1.71	3.82	3.29
Adjusted EBITDA *	85,166	75,479	157,696	144,527
*Refer to the Non-GAAP Measures and Reconciliations section below for additional information
Second Quarter 2026 Consolidated Results
Net sales in the second quarter of 2026 were $532.6 million, an increase of 10% compared to $483.4 million in the second quarter of 2025. This increase was primarily driven by an increase in sales volumes of 7%, a favorable impact from foreign currency translation of 2%, and an improvement in selling price and product mix of 1%. The increase in sales volumes compared to the prior year was primarily the result of net new business wins across all segments.
The Company reported net income in the second quarter of 2026 of $26.8 million, or $1.55 per diluted share, compared to a net loss of $66.6 million, or $3.78 loss per diluted share, in the second quarter of 2025. Excluding non-recurring and non-core items in each period, the Company’s non-GAAP net income and non-GAAP earnings per diluted share were $37.9 million and $2.19, respectively, in the second quarter of 2026 compared to $30.0 million and $1.71, respectively, in the second quarter of 2025. The Company generated adjusted EBITDA of $85.2 million in the second quarter of 2026, an increase of approximately 13% compared to $75.5 million in the second quarter of 2025, primarily driven by the increase in net sales, partially offset by higher SG&A expenses. See the Non-GAAP Measures and Reconciliations section below for additional information.
Joe Berquist, Chief Executive Officer and President, commented, “We achieved our fourth consecutive quarter of year-over-year profitability growth in Q2 2026, resulting in record adjusted EBITDA. Net sales increased 10% against prior year, driven by strong share gains and pricing during a period of significant raw material inflation. Volume growth reflected new business wins across all regions that exceeded the high end of our target range, while underlying markets were flat to slightly positive. Demand has remained steady against the backdrop of the conflict in the Strait of Hormuz, and we have observed selective areas of market growth. We experienced modest pre-buy activity from our customers early in the period in reaction to the conflict, with normal seasonal patterns returning by the end of the quarter. I’m proud of our team’s ability to maintain reliable supply to our customers despite heightened volatility.

Looking ahead, we expect stable demand trends entering the third quarter with flat to slightly positive end markets throughout the remainder of the year. We anticipate gross margin percentage to stabilize in the third quarter in the range of second quarter gross margins as we work through the timing of raw material cost inflation, inventory movements and price recovery actions. Our pricing and cost initiatives have kept us on track to exit the year within our target gross margin range. We anticipate meaningful revenue and adjusted EBITDA growth in 2026 supported by continued share gains, disciplined cost management, and the resilience of our global network.”

Second Quarter 2026 Segment Results
The Company’s second quarter of 2026 operating performance for each of its three reportable segments: (i) Americas; (ii) EMEA; and (iii) Asia/Pacific, is further described below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net Sales *
Americas	$236,513	$221,062	$450,241	$434,773
EMEA	158,436	139,923	300,519	269,201
Asia/Pacific	137,601	122,415	262,269	222,340
Total net sales	$532,550	$483,400	$1,013,029	$926,314
Segment operating earnings *
Americas	$57,241	$58,976	$111,188	$117,438
EMEA	32,740	24,995	58,301	48,388
Asia/Pacific	36,559	28,715	70,835	54,645
Total segment operating earnings	$126,540	$112,686	$240,324	$220,471
*Refer to the Segment Measures and Reconciliations section below for additional information
The following table summarizes the sales variances by reportable segment and consolidated operations in the second quarter of 2026 compared to the second quarter of 2025:

	Sales volumes	Selling price & product mix	Foreign currency	Acquisition & other	Total
Americas	4%	1%	2%	—%	7%
EMEA	7%	4%	2%	—%	13%
Asia/Pacific	10%	1%	1%	—%	12%
Consolidated	7%	1%	2%	—%	10%
Net sales in the Asia/Pacific segment increased 12% in the second quarter of 2026 compared to the same period in 2025, as a result of an increase in sales volumes, an increase in selling price and product mix, and a favorable impact of foreign currency translation. Net sales in the EMEA segment increased 13% in the second quarter of 2026 compared to the same period in 2025, due to an increase in sales volumes, an increase in selling price and product mix, and a favorable impact of foreign currency translation. Net sales in the Americas segment in the second quarter of 2026 increased 7% compared to the same period in 2025, due to an increase in sales volumes, an increase in selling price and product mix, and a favorable impact of foreign currency translation.
Underlying end market activity in the second quarter of 2026 was similar to prior year levels, while strong new business wins across all segments led to year-over-year volume growth compared to the prior year quarter. The increase in selling price and product mix in the second quarter of 2026 compared to the same period in 2025 reflects pricing actions taken to offset higher raw material costs, as well as changes in the mix of products and services, and the impact of our index-based customer contracts.
Consolidated net sales increased approximately 11% compared to the first quarter of 2026, driven by an increase in sales volumes and an increase in selling price and product mix across all segments.
Segment operating earnings increased in the EMEA and Asia/Pacific segments in the second quarter of 2026 compared to the prior year period primarily due to the improvement in net sales and an improvement in segment operating margins, partially offset by an increase in SG&A expenses. Segment operating earnings decreased in the Americas segment in the second quarter of 2026 compared to the prior year due to higher raw material costs and SG&A expenses, partially offset by an increase in net sales. Segment operating earnings increased in all three segments in the second quarter of 2026 compared to the first quarter of 2026, primarily driven by an increase in net sales in all three segments and improved operating margins in the EMEA segment, partially offset by a decrease in operating margins in the Asia/Pacific and Americas segments.

Cash Flow and Liquidity Highlights
Net cash provided by operating activities was $33.2 million for the six months ended June 30, 2026, compared to net cash provided by operating activities of $38.5 million for the same period in 2025. The Company’s decrease in operating cash flow year-over-year primarily reflects higher net cash outflows from working capital, partially offset by improved operating performance and lower outflows from restructuring activities.
As of June 30, 2026, the Company’s total gross debt was $876.1 million and its cash and cash equivalents was $155.1 million, which resulted in net debt of approximately $721.0 million. The Company’s net debt divided by its trailing twelve months adjusted EBITDA was approximately 2.3x.
In the second quarter of 2026, the Company announced a new share repurchase program authorizing the Company to repurchase up to an aggregate of $250 million of Quaker Chemical Corporation common stock, which replaced the 2024 Share Repurchase Plan and has no expiration date. In the second quarter of 2026, the Company repurchased 170,568 shares for approximately $24.2 million.
Non-GAAP Measures and Reconciliations
The information in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, taxes on income before equity in net income of associated companies – adjusted, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, facilitate a comparison among fiscal periods, and exclude items that management believes are not indicative of future operating performance or considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. In addition, our definitions of EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, taxes on income before equity in net income of associated companies – adjusted, non-GAAP net income, and non-GAAP earnings per diluted share, as discussed and reconciled below to the most comparable GAAP measures, may not be comparable to similarly named measures reported by other companies.
The Company presents EBITDA, which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA, which is calculated as EBITDA plus or minus certain items that management believes are not indicative of future operating performance or considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income, which is calculated as operating income plus or minus certain items that management believes are not indicative of future operating performance or considered core to the Company’s operations. The Company also presents non-GAAP gross profit, which is calculated as gross profit plus or minus certain items that management believes are not indicative of future operating performance or considered core to the Company’s operations. Additionally, the Company presents non-GAAP Adjusted EBITDA margin, non-GAAP operating margin, and non-GAAP gross margin, which are calculated as the percentage of adjusted EBITDA, non-GAAP operating income, and non-GAAP gross profit to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry, as well as by management in assessing the operating performance of the Company on a consistent basis.
Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, and taxes on income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the performance of the Company on a consistent basis.
As it relates to future projections for the Company as well as other forward-looking information contained in this press release, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.

The Company's reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve-month period ended June 30, 2026 adjusted EBITDA of $312.4 million, which consists of (i) the six months ended June 30, 2026 adjusted EBITDA of $157.7 million, as presented in the non-GAAP reconciliations below, and (ii) the twelve months ended December 31, 2025 adjusted EBITDA of $299.2 million, as presented in the non-GAAP reconciliations included in the Company's fourth quarter and full year 2025 results press release dated February 23, 2026, less (iii) the six months ended June 30, 2025 adjusted EBITDA of $144.5 million, as presented in the non-GAAP reconciliations below.
Certain of the prior period non-GAAP financial measures presented in the following tables have been adjusted to conform with current period presentation. The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

Non-GAAP Gross Profit and Margin Reconciliations	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Gross profit	$189,204	$171,723	$365,939	$332,983
Acquisition-related step-up inventory amortization	—	6,022	—	6,022
Gain on inventory and other adjustments	—	(3,604)	—	(3,604)
Non-GAAP gross profit	$189,204	$174,141	$365,939	$335,401
Non-GAAP gross margin (%)	35.5%	36.0%	36.1%	36.2%

Non-GAAP Operating Income and Margin Reconciliations	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating income (loss)	$40,603	$(52,510)	$74,192	$(24,886)
Acquisition-related step-up inventory amortization	—	6,022	—	6,022
Restructuring and related charges, net	8,116	8,793	15,497	23,383
Acquisition-related expenses	219	803	934	4,133
Gain on inventory and other adjustments	—	(3,927)	—	(3,927)
Business transformation costs	4,113	—	5,772	—
Impairment charges	—	88,840	—	88,840
Duplicate headquarter lease costs	564	—	886	—
Acquisition-related depreciation and amortization	1,586	1,681	3,194	1,681
Other charges	86	939	161	1,165
Non-GAAP operating income	$55,287	$50,641	$100,636	$96,411
Non-GAAP operating margin (%)	10.4%	10.5%	9.9%	10.4%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations	Three Months Ended June 30,			Six Months Ended June 30,
	2026		2025	2026	2025
Net income (loss) attributable to Quaker Chemical Corporation	$26,835		$(66,580)	$46,504	$(53,658)
Depreciation and amortization (a)	25,595		23,921	51,465	44,751
Interest expense	9,873		12,779	19,752	22,324
Taxes on income before equity in net income of associated companies (b)	11,172		5,472	18,317	13,014
EBITDA	73,475		(24,408)	136,038	26,431
Equity income in a captive insurance company	(3,028)		(2,075)	(3,635)	(2,746)
Acquisition-related step-up inventory amortization	—		6,022	—	6,022
Restructuring and related charges, net	8,116		8,793	15,497	23,383
Acquisition-related expenses	219		803	934	4,133
Gain on inventory and other adjustments	—		(3,927)	—	(3,927)
Business transformation costs	4,113		—	5,772	—
Pension and postretirement benefit costs, non-service components	326		449	577	882
Impairment charges	—		88,840	—	88,840
Product liability claim reimbursement	(1,000)		—	(1,000)	—
Currency conversion impacts of hyper-inflationary economies	584		652	755	1,187
(Gain) loss on acquisition-related hedges	—		(592)	—	1,351
Gain on sale of assets	—		(357)	—	(2,534)
Debt modification and extinguishment costs	1,711	—		1,711	—
Duplicate headquarter lease costs	564		—	886	—
Other charges	86		1,279	161	1,505
Adjusted EBITDA	$85,166		$75,479	$157,696	$144,527
Adjusted EBITDA margin (%)	16.0%		15.6%	15.6%	15.6%

Adjusted EBITDA	$85,166		$75,479	$157,696	$144,527
Less: Depreciation and amortization (a)	25,595		23,921	51,465	44,751
Less: Interest expense	9,873		12,779	19,752	22,324
Less: Taxes on income before equity in net income of associated companies - adjusted (b)	13,381		10,460	23,396	21,104
Plus: Acquisition-related depreciation and amortization	1,586		1,681	3,194	1,681
Non-GAAP net income	$37,903		$30,000	$66,277	$58,029

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Earnings per Diluted Share Reconciliations	2026	2025	2026	2025
GAAP earnings (loss) per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.55	$(3.78)	$2.68	$(3.04)
Equity income in a captive insurance company	(0.18)	(0.12)	(0.21)	(0.16)
Acquisition-related step-up inventory amortization	—	0.25	—	0.25
Restructuring and related charges, net	0.34	0.38	0.66	1.00
Acquisition-related expenses	0.01	0.05	0.04	0.19
Gain on inventory and other adjustments	—	(0.16)	—	(0.16)
Business transformation costs	0.18	—	0.25	—
Pension and postretirement benefit costs, non-service components	0.01	0.02	0.02	0.04
Impairment charges	—	4.91	—	4.91
Product liability claim reimbursement	(0.04)	—	(0.04)	—
Currency conversion impacts of hyper-inflationary economies	0.03	0.04	0.04	0.07
(Gain) loss on acquisition-related hedges	—	(0.02)	—	0.06
Gain on sale of assets	—	(0.02)	—	(0.11)
Debt modification and extinguishment costs	0.08	—	0.08	—
Duplicate headquarter lease costs	0.03	—	0.04	—
Other charges	0.01	0.04	0.01	0.04
Discrete tax items	0.10	0.05	0.12	0.13
Acquisition-related depreciation and amortization	0.07	0.07	0.13	0.07
Non-GAAP earnings per diluted share	$2.19	$1.71	$3.82	$3.29
a.Depreciation and amortization for the three and six months ended June 30, 2026 and 2025 each includes approximately $0.2 million and $0.5 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Company’s Condensed Consolidated Statements of Operations. This is attributable to the amortization of the fair value purchase accounting step-up in connection with the acquisition of the Company’s 50% equity interest in Korea Houghton Corporation.
b.Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of specific tax charges and benefits for the three and six months ended June 30, 2026 and 2025.
Segment Measures and Reconciliations
Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related product costs and other segment items. Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs and restructuring charges, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include Interest expense and Other income (expense), net.

The following table presents information about the performance of the Company’s reportable segments (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net Sales
Americas	$236,513	$221,062	$450,241	$434,773
EMEA	158,436	139,923	300,519	269,201
Asia/Pacific	137,601	122,415	262,269	222,340
Total net sales	$532,550	$483,400	$1,013,029	$926,314
Segment operating earnings
Americas	$57,241	$58,976	$111,188	$117,438
EMEA	32,740	24,995	58,301	48,388
Asia/Pacific	36,559	28,715	70,835	54,645
Total segment operating earnings	126,540	112,686	240,324	220,471
Restructuring and related charges, net	(8,116)	(8,793)	(15,497)	(23,383)
Impairment charges	—	(88,840)	—	(88,840)
Non-operating and administrative expenses	(60,203)	(50,860)	(115,290)	(101,577)
Depreciation of corporate assets and amortization	(17,618)	(16,703)	(35,345)	(31,557)
Operating income (loss)	40,603	(52,510)	74,192	(24,886)
Other income (expense), net	406	(653)	383	(1,362)
Interest expense	(9,873)	(12,779)	(19,752)	(22,324)
Income (loss) before taxes and equity in net income of associated companies	$31,136	$(65,942)	$54,823	$(48,572)

Forward-Looking Statements
This press release contains “forward-looking statements” that fall under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Act of 1933, as amended. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on assumptions, projections and expectations about future events that we believe are reasonable based on currently available information, including statements regarding the potential effects of economic downturns; tariffs, including retaliatory tariffs, “trade wars” and uncertainty surrounding changes in tariffs; inflation and global supply chain constraints on the Company’s business, results of operations, and financial condition; our expectation that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility; expectations about future demand and raw material costs; and statements regarding the impact of increased raw material costs and pricing initiatives. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, which may differ materially from our actual results, including but not limited to the potential benefits of acquisitions and divestitures, the impacts on our business as a result of global supply chain constraints and other macroeconomic stresses and uncertainties, including political and geopolitical events, civil disturbances and endemics/pandemics or extreme weather events and other natural disasters that may adversely affect regional economic conditions, and our current and future results and plans and statements that include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “outlook,” “target,” “possible,” “potential,” “plan” or similar expressions. Such statements include information relating to current and future business activities, operational matters, capital spending, and financing sources. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production slowdowns and shutdowns. Other major risks and uncertainties include, but are not limited to, inflationary pressures, including increases in raw material costs; supply chain constraints and the impacts of economic downturns; customer financial instability; high interest rates and their impact on our and our customers’ business operations; the impacts from acts of war, terrorism and military conflicts, including those in Ukraine and the Middle East as well as economic and political actions taken by various government organizations; economic and political disruptions globally and the possibility of regime changes; the possibility of economic recession; legislative and regulatory developments including changes to existing laws and regulations, or the way they are interpreted, applied or enforced; tariffs, trade restrictions, and the economic and other sanctions imposed by other nations on Russia and Belarus and/or other government organizations; suspensions of activities in Russia by many multinational companies; foreign currency fluctuations; significant changes in applicable tax rates and regulations and the potential impacts therefrom, including those arising from H.R.1, commonly known as the “One Big Beautiful Bill Act”; other acts of violence; the impacts of consolidation in our industry, including loss or consolidation of a major customer; the effects of climate change, fires, or other natural disasters; and the potential occurrence of cyber-security breaches, cyber-security attacks and other technology outages and security incidents. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, aluminum and durable goods industries. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control. These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results. All forward-looking statements included in this press release, including expectations about future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025, and in subsequent reports filed from time to time with the Securities and Exchange Commission. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.
Conference Call
As previously announced, the Company’s investor conference call to discuss its second quarter of 2026 performance is scheduled for Friday, July 31, 2026 at 8:30 a.m. ET. A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.
About Quaker Houghton
Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,700 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation
Condensed Consolidated Statements of Operations
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$532,550	$483,400	$1,013,029	$926,314
Cost of goods sold	343,346	311,677	647,090	593,331
Gross profit	189,204	171,723	365,939	332,983
Selling, general and administrative expenses	140,485	126,600	276,250	245,646
Impairment charges	—	88,840	—	88,840
Restructuring and related charges, net	8,116	8,793	15,497	23,383
Operating income (loss)	40,603	(52,510)	74,192	(24,886)
Other income (expense), net	406	(653)	383	(1,362)
Interest expense	(9,873)	(12,779)	(19,752)	(22,324)
Income (loss) before taxes and equity in net income of associated companies	31,136	(65,942)	54,823	(48,572)
Taxes on income before equity in net income of associated companies	11,172	5,472	18,317	13,014
Income (loss) before equity in net income of associated companies	19,964	(71,414)	36,506	(61,586)
Equity in net income of associated companies	6,849	4,851	10,049	7,940
Net income (loss)	26,813	(66,563)	46,555	(53,646)
Less: Net (loss) income attributable to noncontrolling interest	(22)	17	51	12
Net income (loss) attributable to Quaker Chemical Corporation	$26,835	$(66,580)	$46,504	$(53,658)
Per share data:
Net income (loss) attributable to Quaker Chemical Corporation common shareholders – basic	$1.56	$(3.78)	$2.69	$(3.04)
Net income (loss) attributable to Quaker Chemical Corporation common shareholders – diluted	$1.55	$(3.78)	$2.68	$(3.04)
Basic weighted average common shares outstanding	17,109,417	17,572,447	17,217,771	17,605,920
Diluted weighted average common shares outstanding	17,199,666	17,592,971	17,299,282	17,630,541

Quaker Chemical Corporation
Condensed Consolidated Balance Sheets
(Unaudited; Dollars in thousands, except par value)

	June 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$155,093	$179,829
Accounts receivable, net	463,603	417,157
Inventories	304,110	265,776
Prepaid expenses and other current assets	68,242	58,428
Total current assets	991,048	921,190

Property, plant and equipment, net	314,596	313,423
Right-of-use lease assets	53,650	38,737
Goodwill	503,721	501,720
Other intangible assets, net	829,479	873,540
Investments in associated companies	105,906	106,915
Deferred tax assets	12,737	12,128
Other non-current assets	39,979	30,283
Total assets	$2,851,116	$2,797,936

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$15,654	$35,657
Accounts payable	234,319	198,929
Dividends payable	8,744	8,804
Accrued compensation	41,280	41,192
Accrued restructuring	8,807	8,351
Accrued pension and postretirement benefits	2,120	2,126
Other accrued liabilities	92,473	85,097
Total current liabilities	403,397	380,156

Long-term debt	857,790	834,901
Long-term lease liabilities	37,628	22,759
Deferred tax liabilities	131,314	140,814
Non-current accrued pension and postretirement benefits	20,159	20,615
Other non-current liabilities	20,229	22,192
Total liabilities	1,470,517	1,421,437

Equity
Common stock $1 par value; authorized 30,000,000 shares; issued and outstanding June 30, 2026 – 17,212,963 shares; December 31, 2025 – 17,331,779 shares	17,213	17,332
Capital in excess of par value	855,896	874,826
Retained earnings	625,554	596,616
Accumulated other comprehensive loss	(121,488)	(115,661)
Total Quaker shareholders’ equity	1,377,175	1,373,113
Noncontrolling interest	3,424	3,386
Total equity	1,380,599	1,376,499
Total liabilities and equity	$2,851,116	$2,797,936

Quaker Chemical Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited; Dollars in thousands)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities
Net income (loss)	$46,555	$(53,646)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	51,011	44,278
Equity in undistributed earnings of associated companies, net of dividends	(3,596)	(44)
Deferred income taxes	(11,730)	(15,634)
Share-based compensation	6,888	6,903
Impairment charges	—	88,840
Restructuring and related charges, net	15,497	23,383
Inventory step-up amortization	—	6,022
Loss (gain) on disposal of property, plant and equipment and other assets	121	(2,108)
Other adjustments	(1,877)	(5,228)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(47,628)	3,022
Inventories	(40,685)	(11,826)
Prepaid expenses and other current assets	(10,450)	(3,943)
Accrued restructuring	(11,340)	(15,946)
Accounts payable and accrued liabilities	40,476	(25,551)
Net cash provided by operating activities	33,242	38,522
Cash flows from investing activities
Investments in property, plant and equipment	(21,018)	(20,289)
Payments related to acquisitions, net of cash acquired	—	(164,078)
Proceeds from disposition of assets	—	2,950
Other investing activities	2,249	697
Net cash used in investing activities	(18,769)	(180,720)
Cash flows from financing activities
Payments of long-term debt	(629,685)	(17,205)
Proceeds from long-term debt	800,000	—
Borrowings on revolving credit facilities	197,307	283,000
Payments on revolving credit facilities	(356,305)	(67,000)
Payments on other debt	—	(101)
Financing-related debt issuance costs	(6,232)	—
Dividends paid	(17,627)	(17,146)
Shares purchased under share repurchase programs	(24,181)	(32,693)
Other stock related activity	(1,755)	(1,301)
Net cash (used in) provided by financing activities	(38,478)	147,554
Effect of foreign exchange rate changes on cash	(731)	7,682
Net (decrease) increase in cash and cash equivalents	(24,736)	13,038
Cash and cash equivalents at the beginning of the period	179,829	188,880
Cash and cash equivalents at the end of the period	$155,093	$201,918